Exhibit 99.1

OSI Systems Reports Fiscal 2022 Fourth Quarter and Full Year Financial Results

  Record Q4 Revenues of $337 Million
  Q4 Earnings Per Diluted Share
    GAAP EPS of $1.94 (39% year-over-year increase)
    Record Adjusted EPS of $1.96 (27% year-over-year increase)
  Q4 Ended Backlog of $1.2 Billion (15% increase from June 30, 2021)
  Company Provides Fiscal 2023 Revenue and Adjusted EPS Guidance

HAWTHORNE, Calif.--(BUSINESS WIRE)--August 18, 2022--OSI Systems, Inc. (the “Company” or “OSI Systems”) (NASDAQ: OSIS) today announced financial results for the fourth quarter and fiscal year ended June 30, 2022.

Deepak Chopra, OSI Systems’ Chairman and Chief Executive Officer, stated “We are pleased to conclude fiscal 2022 with record fourth quarter and full-year revenues and adjusted earnings per share despite continued global economic uncertainty characterized by supply chain challenges, inflationary pressure, and rising interest rates. With strong bookings, we enter our new fiscal year with significant backlog and a robust pipeline of opportunities to enable us to maintain our positive momentum.”

For the fourth quarter of fiscal 2022 the Company reported revenues of $336.8 million, 1% higher than the $332.2 million reported for the fourth quarter of fiscal 2021. Net income for the fourth quarter of fiscal 2022 was $33.8 million, or $1.94 per diluted share, compared to net income of $25.9 million, or $1.40 per diluted share, for the fourth quarter of fiscal 2021. Non-GAAP net income for the fourth quarter of fiscal 2022 was $34.0 million, or $1.96 per diluted share, compared to non-GAAP net income for the fourth quarter of fiscal 2021 of $28.5 million, or $1.54 per diluted share.

For the fiscal year ended June 30, 2022, revenues increased by 3% to $1.183 billion from $1.147 billion in the prior fiscal year. Net income for fiscal 2022 was $115.3 million, or $6.45 per diluted share, compared to net income of $74.0 million, or $4.03 per diluted share, in the prior fiscal year. Non-GAAP net income for the fiscal year ended June 30, 2022 was $103.8 million, or $5.81 per diluted share, compared to non-GAAP net income of $97.9 million, or $5.32 per diluted share, for the 2021 fiscal year.

Mr. Chopra commented, “The Security division finished the fiscal year with record fourth quarter revenues and operating income despite continued challenges, including the impact of higher supply chain and logistics costs, and rising labor costs. The Security division reported a 4% year-over-year increase in fourth quarter revenues and significantly expanded its adjusted operating margin, driven by robust activity across multiple geographic channels. With our strong fiscal 2022 book-to-bill ratio, we enter the new fiscal year with significant backlog in our Security division.”

Mr. Chopra continued, “Our Optoelectronics and Manufacturing division again delivered solid fourth quarter financial results posting significant operating margin expansion along with solid bookings leading to a record backlog for the division. The division has benefitted from our vertically-integrated manufacturing global footprint and performed exceptionally well ending the fiscal year with record revenues, record operating income, and record bookings, positioning us well as we enter fiscal 2023.”

Mr. Chopra concluded, “Our Healthcare division, as anticipated, reported a relatively small reduction in revenues for the fourth quarter of fiscal 2022 in comparison to the same prior-year period, which had been bolstered during the earlier stages of the COVID pandemic. During the quarter, we continued to focus on new product development, principally in our patient monitoring portfolio, to enhance our core offerings.”

The effective tax rate for the fourth quarter of fiscal 2022 was 9.0%, compared with 12.9% in the prior year fourth quarter. The Company recognized a net discrete income tax benefit of $4.9 million during the fourth quarter of fiscal 2022 compared to $4.0 million in the comparable prior year quarter. Excluding the net discrete income tax items in both periods, the effective tax rates would have been 22.3% and 26.3%, respectively, for the three months ended June 30, 2022 and 2021.

During the three months and fiscal year ended June 30, 2022, the Company's book-to-bill ratio was 1.0 and 1.1, respectively. As of June 30, 2022, the Company's backlog was $1.2 billion, representing an increase of 15% from the Company’s backlog as of the end of the last fiscal year. During the quarter ended June 30, 2022, operating cash flow was $22.0 million, and capital expenditures were $4.6 million.

Alan Edrick, Executive Vice President and Chief Financial Officer, stated, “Overall, we were pleased with our fourth quarter and fiscal year 2022 financial results. In the face of continuing supply chain constraints throughout fiscal 2022, we invested in working capital, including maintaining higher inventory levels, which enabled us to be nimble and responsive to our customers in a difficult environment.”

Mr. Edrick continued, “We continued to be active in our stock repurchase program and acquired 177,336 shares during the fourth quarter of fiscal 2022. During fiscal 2022, in aggregate, we repurchased approximately 7% of our outstanding shares as part of our capital allocation strategy, leaving us with the ability to repurchase approximately 1.25 million additional shares under our current buyback program. In the near term, we expect to utilize our credit facility to repay the remaining outstanding balance of our convertible notes maturing in September 2022.”

Fiscal Year 2023 Outlook

For fiscal year 2023, the Company anticipates revenues in the range of $1.240 billion to $1.275 billion and adjusted earnings per diluted share in the range of $6.02 to $6.25. This guidance reflects significantly higher expected interest expense due to the rising interest rate environment coupled with the maturity of the Company’s 1.25% convertible notes. Actual revenues and adjusted diluted earnings per share could vary from this guidance due to factors discussed under “Forward-Looking Statements” or other factors.

The Company’s fiscal 2023 diluted earnings per share guidance is provided on a non-GAAP basis only. The Company does not provide a reconciliation of guidance for adjusted diluted EPS to GAAP diluted EPS (the most directly comparable GAAP measure) on a forward-looking basis because the Company is unable to provide a meaningful or accurate compilation of reconciling items and certain information is not available. This is due to the inherent difficulty and complexity in accurately forecasting the timing and amounts of various items included in the calculation of GAAP diluted EPS but excluded in the calculation of adjusted diluted EPS, such as acquisition costs and other non-recurring items that have not yet occurred, are out of the Company’s control, or cannot otherwise reasonably be predicted. For the same reasons, the Company is unable to address the significance of unavailable information which may be material and therefore could result in GAAP diluted EPS, the most directly comparable GAAP financial measure, being materially different from projected adjusted diluted EPS.

Presentation of Non-GAAP Financial Measures

This earnings release includes a presentation of non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP operating income (loss) by segment and non-GAAP operating margin, all of which are non-GAAP financial measures. The presentation of these non-GAAP figures for the three months and fiscal year ended June 30, 2021 and 2022 is provided to allow for the comparison of the underlying performance of the Company, net of impairment, restructuring and other charges (including certain legal costs), amortization of intangible assets acquired through business acquisitions, gain on sale of property in fiscal 2022, and non-cash interest expense primarily related to convertible debt in fiscal 2021, and their associated tax effects, and the impact of discrete income tax items. Although we exclude amortization of acquired intangible assets from our non-GAAP figures, revenue generated from such intangibles is included within revenue in determining non-GAAP financial performance of the Company. Management believes that these non-GAAP financial measures provide (i) enhanced insight into the ongoing operations of the Company, (ii) meaningful information regarding the Company’s financial results (excluding amounts management does not view as reflective of ongoing operating results) for purposes of planning, forecasting, and assessing the performance of the Company’s businesses, (iii) a meaningful comparison of financial results of the current period against results of past periods, and (iv) financial results that are generally more comparable to financial results of peer companies than are GAAP figures. Non-GAAP financial measures should not be assessed in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as measures used by other companies due to possible differences in methods and in the items or events for which adjustments are made.

Reconciliations of GAAP to non-GAAP financial information are provided in the accompanying tables. The financial results calculated in accordance with GAAP and reconciliations from those financial results should be carefully evaluated.

Conference Call Information

The Company will host a conference call and simultaneous webcast beginning at 1:30pm PT (4:30pm ET) today to discuss its results for the fourth quarter and fiscal year 2022. To listen, please visit the Investor Relations section of the OSI Systems website at http://investors.osi-systems.com/index.cfm and follow the link that will be posted on the front page. A replay of the webcast will be available beginning shortly after the conclusion of the conference call until September 1, 2022. The replay can be accessed through the Company’s website at www.osi-systems.com.

About OSI Systems

OSI Systems is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. The Company combines more than 40 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end-product markets. For more information on OSI Systems and its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company's current expectations, beliefs, and projections concerning matters that are not historical facts. Forward-looking statements are not guarantees of future performance and involve uncertainties, risks, assumptions, and contingencies, many of which are outside the Company's control and which may cause actual results to differ materially from those described in or implied by any forward-looking statement. Forward-looking statements include, but are not limited to, information provided regarding expected revenues, earnings, growth, and operational performance in fiscal 2023 and beyond. The Company could be exposed to a variety of negative consequences as a result of delays related to the award of domestic and international contracts; failure to secure the renewal of key customer contracts; delays in customer programs; delays in revenue recognition related to the timing of customer acceptance; changes in domestic and foreign government spending and budgetary, procurement and trade policies adverse to the Company's businesses; the impact of the Russia-Ukraine conflict, including the potential for broad economic disruption; global economic uncertainty; impact on the Company’s business related to or resulting from the COVID-19 pandemic such as material delays and cancellations of orders or deliveries thereon, supply chain disruptions, plant closures, or other adverse impacts on the Company’s ability to execute business plans; unfavorable currency exchange rate fluctuations; effect of changes in tax legislation; market acceptance of the Company's new and existing technologies, products, and services; the Company's ability to win new business and convert orders received to sales within the current fiscal year; enforcement actions in respect of any noncompliance with laws and regulations, including export control and environmental regulations and the matters that are the subject of some or all of the Company's investigations and compliance reviews; contract and regulatory compliance matters, and actions which, if brought, could result in judgments, settlements, fines, injunctions, debarment, or penalties; and other risks and uncertainties, including, but not limited to, those detailed herein and from time to time in the Company's Securities and Exchange Commission filings, which could have a material and adverse impact on the Company's business, financial condition, and results of operations. Many of the referenced risks could be amplified by the magnitude and duration of the COVID-19 pandemic. For additional information on these and other factors that could cause the Company's future results to differ materially from those in any forward-looking statements, see the section titled "Risk Factors" in the Company's most recently filed Annual Report on Form 10-K and other risks described therein and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information, or otherwise, except to the extent it is required to do so under federal securities laws.

OSI SYSTEMS, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2021	2022	2021	2022
Net revenues:
Products	$264,571	$262,813	$872,809	$897,259
Services	67,627	74,008	274,093	285,977
Total net revenues	332,198	336,821	1,146,902	1,183,236
Cost of goods sold:
Products	177,243	176,713	586,935	608,990
Services	36,888	37,642	140,049	149,819
Total cost of goods sold	214,131	214,355	726,984	758,809
Gross profit	118,067	122,466	419,918	424,427
Operating expenses:
Selling, general and administrative	68,123	65,538	240,747	235,553
Research and development	13,898	14,639	53,696	59,583
Impairment, restructuring and other charges, net	2,192	2,732	10,104	7,542
Total operating expenses	84,213	82,909	304,547	302,678
Income from operations	33,854	39,557	115,371	121,749
Interest and other expense, net	(4,142)	(2,428)	(16,731)	(8,962)
Other income	--	--	--	27,373
Income before income taxes	29,712	37,129	98,640	140,160
Provision for income taxes	(3,818)	(3,366)	(24,591)	(24,813)
Net income	$25,894	$33,763	$74,049	$115,347

Diluted earnings per share	$1.40	$1.94	$4.03	$6.45
Weighted average shares outstanding – diluted	18,471	17,383	18,388	17,870
UNAUDITED SEGMENT INFORMATION (in thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2021	2022	2021	2022
Revenues – by Segment:
Security division	$201,920	$209,081	$633,340	$663,160
Healthcare division	51,894	50,467	212,315	205,658
Optoelectronics and Manufacturing division, including intersegment revenues	92,174	90,742	349,887	366,659
Intersegment eliminations	(13,790)	(13,469)	(48,640)	(52,241)
Total	$332,198	$336,821	$1,146,902	$1,183,236

Operating income (loss) – by Segment:
Security division	$32,864	$38,461	$85,515	$98,784
Healthcare division	5,923	4,266	31,563	24,696
Optoelectronics and Manufacturing division	8,827	10,688	38,465	45,030
Corporate	(13,874)	(14,095)	(39,769)	(46,950)
Intersegment eliminations	114	237	(403)	189
Total	$33,854	$39,557	$115,371	$121,749

OSI SYSTEMS, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2021	June 30, 2022
Assets

Cash and cash equivalents	$80,613	$64,202
Accounts receivable, net	290,653	307,973
Inventories	294,208	333,907
Other current assets	43,930	40,062
Total current assets	709,404	746,144
Property and equipment, net	118,004	109,684
Goodwill	320,304	336,357
Intangible assets, net	127,608	138,370
Other non-current assets	109,047	112,595
Total Assets	$1,384,367	$1,443,150

Liabilities and Stockholders' Equity

Bank lines of credit	$--	$60,000
Current portion of long-term debt	846	244,575
Accounts payable and accrued expenses	210,077	194,266
Other current liabilities	133,844	115,113
Total current liabilities	344,767	613,954
Long-term debt	276,421	48,668
Other long-term liabilities	123,359	142,104
Total liabilities	744,547	804,726
Total stockholders’ equity	639,820	638,424
Total Liabilities and Stockholders’ Equity	$1,384,367	$1,443,150

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME AND EARNINGS PER SHARE (in thousands, except earnings per share data)

	Three Months Ended June 30,				Fiscal Year Ended June 30,
	2021		2022		2021		2022
	Net income	EPS	Net income	EPS	Net income	EPS	Net income	EPS
GAAP basis	$25,894	$1.40	$33,763	$1.94	$74,049	$4.03	$115,347	$6.45
Impairment, restructuring and other charges	2,192	0.12	2,732	0.16	10,104	0.55	7,542	0.42
Amortization of acquired intangible assets	4,525	0.25	3,700	0.21	15,644	0.85	13,417	0.75
Non-cash interest expense	2,249	0.12	217	0.01	8,968	0.48	530	0.03
Gain on sale of property	--	--	--	--	--	--	(27,368)	(1.53)
Tax effect of above adjustments	(2,346)	(0.13)	(1,485)	(0.08)	(9,240)	(0.50)	1,333	0.08
Discrete tax items	(3,983)	(0.22)	(4,942)	(0.28)	(1,664)	(0.09)	(6,965)	(0.39)

Non-GAAP basis	$28,531	$1.54	$33,985	$1.96	$97,861	$5.32	$103,836	$5.81

RECONCILIATION OF GAAP TO NON-GAAP OPERATING INCOME (LOSS) AND OPERATING MARGIN BY SEGMENT (in thousands, except percentages)

Three Months Ended June 30, 2021
	Security Division		Healthcare Division		Optoelectronics and Manufacturing Division		Corporate/ Elimination	Total
		% of Sales		% of Sales		% of Sales			% of Sales
GAAP basis – operating income (loss)	$32,864	16.3%	$5,923	11.4%	$8,827	9.6%	$(13,760)	$33,854	10.2%
Impairment, restructuring and other charges, net	374	0.2%	-	-	169	0.2%	1,649	2,192	0.7%
Amortization of acquired intangible assets	3,151	1.5%	201	0.4%	1,173	1.2%	-	4,525	1.3%
Non-GAAP basis– operating income (loss)	$36,389	18.0%	$6,124	11.8%	$10,169	11.0%	$(12,111)	$40,571	12.2%

Three Months Ended June 30, 2022
	Security Division		Healthcare Division		Optoelectronics and Manufacturing Division		Corporate/ Elimination	Total
		% of Sales		% of Sales		% of Sales			% of Sales
GAAP basis – operating income (loss)	$38,461	18.4%	$4,266	8.5%	$10,688	11.8%	$(13,858)	$39,557	11.7%
Impairment, restructuring and other charges, net	14	0.0%	-	-	100	0.2%	2,618	2,732	0.8%
Amortization of acquired intangible assets	2,793	1.3%	201	0.4%	706	0.7%	-	3,700	1.2%
Non-GAAP basis– operating income (loss)	$41,268	19.7%	$4,467	8.9%	$11,494	12.7%	$(11,240)	$45,989	13.7%

RECONCILIATION OF GAAP TO NON-GAAP OPERATING INCOME (LOSS) AND OPERATING MARGIN BY SEGMENT (in thousands, except percentages)

Fiscal Year Ended June 30, 2021
	Security Division		Healthcare Division		Optoelectronics and Manufacturing Division		Corporate/ Elimination	Total
		% of Sales		% of Sales		% of Sales			% of Sales
GAAP basis – operating income (loss)	$85,515	13.5%	$31,563	14.9%	$38,465	11.0%	$(40,172)	$115,371	10.1%
Impairment, restructuring and other charges, net	9,297	1.5%	27	0.0%	315	0.1%	465	10,104	0.9%
Amortization of acquired intangible assets	11,360	1.8%	806	0.4%	3,478	1.0%	-	15,644	1.3%
Non-GAAP basis– operating income (loss)	$106,172	16.8%	$32,396	15.3%	$42,258	12.1%	$(39,707)	$141,119	12.3%

Fiscal Year Ended June 30, 2022
	Security Division		Healthcare Division		Optoelectronics and Manufacturing Division		Corporate/ Elimination	Total
		% of Sales		% of Sales		% of Sales			% of Sales
GAAP basis – operating income (loss)	$98,784	14.9%	$24,696	12.0%	$45,030	12.3%	$(46,761)	$121,749	10.3%
Impairment, restructuring and other charges, net	1,275	0.2%	-	-	100	0.0%	6,167	7,542	0.7%
Amortization of acquired intangible assets	9,778	1.5%	806	0.4%	2,833	0.8%	-	13,417	1.1%
Non-GAAP basis– operating income (loss)	$109,837	16.6%	$25,502	12.4%	$47,963	13.1%	$(40,594)	$142,708	12.1%

Contacts

OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
Tel: (310) 349-2237
avashishat@osi-systems.com